Exhibit 10.2

Execution Version

AMENDMENT NO. 2

AMENDMENT NO. 2, dated as of September 15, 2026 (this “Amendment”), among Axon Enterprise, Inc. (the “Borrower”), the Lenders party hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein but not otherwise defined have the meanings assigned to such terms in the Amended Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors party thereto, Lenders party thereto, J.P. Morgan Securities, LLC, as Sole Bookrunner and Sole Lead Arranger and the Administrative Agent originally entered into the Credit Agreement, dated as of December 15, 2022 (as amended by that certain Amendment No. 1, dated as of March 11, 2025 and as further amended, amended and restated, waived, consented to or otherwise modified prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders made certain loans and other extensions of credit to the Borrower;

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate amount of the Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;

WHEREAS, the Borrower has given notice to the Lenders of its intention to increase the aggregate amount of the Commitments pursuant to such Section 2.21;

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, each undersigned Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Amendment;

WHEREAS, pursuant to Section 9.02 of the Credit Agreement, the Borrower, the Administrative Agent and the Lenders may enter into amendments to reflect the foregoing and other amendments to the Credit Agreement; and

WHEREAS, in furtherance thereof, each party hereto hereby consents to the modifications to the Credit Agreement as set forth in Section 2 below (the Credit Agreement, as hereby modified, the “Amended Credit Agreement”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

SECTION 1. Commitment Increase. Each undersigned Lender that holds Commitments under the Credit Agreement immediately prior to the Second Amendment Effective Date (as defined below) agrees, subject to the terms and conditions of the Credit Agreement, that on the Second Amendment Closing Date (as defined below), it shall have its Commitment increased by the amount set forth under the column titled “Commitment Increase” on Annex A hereto, thereby making the aggregate amount of its total Commitment equal to the amount set forth under the column titled “Total Commitment” on Annex A hereto.

SECTION 2. Amendment.

(a) The Borrower, the Administrative Agent and each Lender agree that the Credit Agreement is, effective as of the Second Amendment Closing Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached as Annex B hereto.

(b) Effective as of the Second Amendment Closing Date, Schedule 6.05 of the Credit Agreement shall be replaced in its entirety with the schedule set forth in Annex C hereto.

SECTION 3. Conditions Precedent to the Effectiveness of this Amendment

This Amendment (other than the amendments set forth in Section 2, which is subject to further satisfaction of the conditions precedent set forth in Section 4 below) shall become effective as of the date (the “Second Amendment Effective Date”) of the satisfaction or waiver of each of the conditions precedent set forth in this Section 3.

(a) The Administrative Agent shall have received this Amendment, duly executed by (i) each Lender, (ii) the Borrower and (iii) the Administrative Agent.

(b) (i) No Default shall have occurred and be continuing at the time of and immediately after giving effect to the Second Amendment Effective Date, (ii) the representations and warranties of the Borrower set forth in the Amended Credit Agreement shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date and (iii) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower stating that conditions set forth in clauses (i) and (ii) above have been satisfied).

(c) The Administrative Agent shall have received a copy of (i) the certified charter of the Borrower certified as of a recent date by the Secretary of State of Delaware (or a representation that charter has not been amended since the date last delivered to the Administrative Agent on the Effective Date), (ii) the bylaws of the Borrower (or a representation that bylaws have not been amended since the date last delivered to the Administrative Agent on the Effective Date), (iii) signature and incumbency certificate of the Responsible Officers of the Borrower, (iv) resolutions of the Board of Director of the Borrower approving and authorizing the execution, delivery and performance of this Amendment and (v) a good standing certificate of the Borrower from the Secretary of State of Delaware.

(d) The Administrative Agent shall have received a customary solvency certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4. Conditions Precedent to the Closing of this Amendment. The obligations of the Lenders to increase their Commitments and the amendments set forth in Section 2 shall become effective (the “Second Amendment Closing Date”) upon the satisfaction of the following conditions:

(a) the Second Amendment Effective Date shall have occurred;

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Second Amendment Effective Date) of Simpson Thacher & Bartlett LLP, counsel for the Borrower, and covering such other matters relating to the Loan Parties or the Loan Documents as the Required Lenders shall reasonably request;

(c) All fees and, to the extent invoiced, all reasonable and documented out-of-pocket expenses required to be paid by the Borrower on the Second Amendment Closing Date as separately agreed by the Borrower shall have been paid to the Persons to whom such fees or expenses are owed; and

(d) the closing of the Axon 2031 Convertible Senior Notes shall have occurred prior to or substantially concurrently with the Second Amendment Effective Date.

Notwithstanding the foregoing, if the Second Amendment Closing Date has not occurred on or before September 29, 2026, (a) the amendments set forth in Section 2 shall not be effective and (b) this Amendment shall automatically terminate, and none of the parties hereto shall have any obligation or liability hereunder.

SECTION 5. Representations and Warranties. On and as of the Second Amendment Effective Date, after giving effect to this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender that this Amendment has been duly authorized by all necessary corporate or other organizational action. This Amendment has been duly executed and delivered by each Loan Party party hereto and constitutes a legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6. No Novation; No Other Amendments; References to the Credit Agreement. This Amendment shall not constitute a novation of any Obligations. Other than as specifically provided herein or in the Amended Credit Agreement, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Lenders under (and as defined in) the Credit Agreement or of any other term or condition of the Credit Agreement nor shall the entering into of this Amendment preclude the Lenders from refusing to enter into any further amendments with respect to the Amended Credit Agreement. As used in the Amended Credit Agreement, the terms “Agreement,” “herein,” “hereafter,” “hereunder,” “hereto” and words of similar import shall mean, from and after the Second Amendment Effective Date, the Amended Credit Agreement. This Amendment is a Loan Document.

SECTION 7. [Reserved].

SECTION 8. Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

SECTION 9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

3

SECTION 10. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Sections 9.09, 9.10 and 9.12 of the Credit Agreement shall apply mutatis mutandis to this Amendment as if set forth herein.

[SIGNATURE PAGES FOLLOW]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A. as Administrative Agent and Lender

By:	/s/ Alaina Moran
Name: Alaina Moran
Title: Vice President

[Signature Page to Second Amendment]

GOLDMAN SACHS LENDING PARTNERS LLC

as Lender

By:	/s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

[Signature Page to Second Amendment]

CITIBANK, N.A.

as Lender

By:	/s/ Hans Lin
Name: Hans Lin
Title: Director

[Signature Page to Second Amendment]

MORGAN STANLEY BANK, N.A.

as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Second Amendment]

MORGAN STANLEY SENIOR FUNDING, INC.

as Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

[Signature Page to Second Amendment]

MUFG BANK, LTD.

as Lender

By:	/s/ Susan Swerdloff
Name: Susan Swerdloff
Title: Authorized Signatory

[Signature Page to Second Amendment]

ROYAL BANK OF CANADA

as Lender

By:	/s/ Harsh Grewal
Name: Harsh Grewal
Title: Authorized Signatory

[Signature Page to Second Amendment]

Accepted and agreed to as of the date first written above:

AXON ENTERPRISE, INC.

By:	/s/ Brittany Bagley
Name: Brittany Bagley
Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Second Amendment]

Annex A to

Amendment

Lender Commitments

Commitments

Lender	Commitment Increase	Total Commitment
JPMorgan Chase Bank, N.A.	$80,000,000	$200,000,000
Goldman Sachs Lending Partners LLC	$30,000,000	$80,000,000
Citibank, N.A.	$20,000,000	$60,000,000
Morgan Stanley Bank, N.A.	$0	$25,000,000
Morgan Stanley Senior Funding, Inc.	$15,000,000	$15,000,000
MUFG Bank, Ltd.	$15,000,000	$40,000,000
RBC Capital Markets, LLC	$40,000,000	$80,000,000

Total	$200,000,000	$500,000,000

Annex B to

Amendment

AMENDED CREDIT AGREEMENT

[See attached]

Execution Version

Exhibit B to Amendment No. ~~1~~2

CREDIT AGREEMENT

dated as of

December 15, 2022

(as amended by Amendment No. 1, dated as of March 11, 2025 and Amendment No. 2, dated as of September 15, 2026)

among

AXON ENTERPRISE, INC.,

as Borrower

The Guarantors Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. Morgan Securities LLC.,

as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS
Section 1.01.	Defined Terms	6
Section 1.02.	Classification of Loans and Borrowings	58
Section 1.03.	Terms Generally	~~57~~58
Section 1.04.	Accounting Terms; GAAP	~~57~~58
Section 1.05.	Interest Rates; Benchmark Notification	~~58~~59
Section 1.06.	Letter of Credit Amounts	~~58~~59
Section 1.07.	Divisions	60
Section 1.08.	Exchange Rates; Currency Equivalents	60
Section 1.09.	Limited Condition Transactions	~~59~~60
Section 1.10.	Pro Forma and Other Calculations	~~60~~61
ARTICLE 2
THE CREDITS
Section 2.01.	Commitments	~~61~~62
Section 2.02.	Loans and Borrowings	63
Section 2.03.	Requests for Revolving Borrowings	~~62~~63
Section 2.04.	[Reserved]	~~63~~64
Section 2.05.	Swingline Loans	~~63~~64
Section 2.06.	Letters of Credit	66
Section 2.07.	Funding of Borrowings	71
Section 2.08.	Interest Elections	~~70~~71
Section 2.09.	Termination and Reduction of Commitments	73
Section 2.10.	Repayment of Loans; Evidence of Debt	~~72~~73
Section 2.11.	Prepayment of Loans	~~73~~74
Section 2.12.	Fees	75
Section 2.13.	Interest	76
Section 2.14.	Alternate Rate of Interest	77
Section 2.15.	Increased Costs	~~79~~80
Section 2.16.	Break Funding Payments	82
Section 2.17.	Withholding of Taxes; Gross-Up	~~81~~82
Section 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	86
Section 2.19.	Mitigation Obligations; Replacement of Lenders	~~86~~87
Section 2.20.	Defaulting Lenders	88
Section 2.21.	Revolving Commitment Increase	~~89~~90

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01.	Organization; Powers	91
Section 3.02.	Authorization; Enforceability	91
Section 3.03.	Governmental Approvals; No Conflicts	~~90~~91
Section 3.04.	Financial Condition; No Material Adverse Change; No Default	~~90~~91
Section 3.05.	Properties	92

Section 3.06.	Litigation and Environmental Matters	92
Section 3.07.	Compliance with Laws and Agreements	~~91~~92
Section 3.08.	Investment Company Status	~~91~~92
Section 3.09.	Taxes	~~91~~92
Section 3.10.	ERISA	93
Section 3.11.	Disclosure	93
Section 3.12.	Anti-Corruption Laws and Sanctions	~~92~~93
Section 3.13.	Affected Financial Institutions	~~92~~93
Section 3.14.	Plan Assets; Prohibited Transactions	93
Section 3.15.	Margin Regulations	94
Section 3.16.	Solvency	94
Section 3.17.	Insurance	~~93~~94
Section 3.18.	[Reserved]	~~93~~94
Section 3.19.	Subsidiaries	~~93~~94
Section 3.20.	[Reserved]	95
Section 3.21.	Material Agreements	95
Section 3.22.	Employment Matters	95
Section 3.23.	[Reserved]	95
Section 3.24.	Use of Proceeds	~~94~~95
Section 3.25.	No Burdensome Restrictions	~~94~~95

ARTICLE 4
CONDITIONS

Section 4.01.	Effective Date	~~94~~95
Section 4.02.	Each Credit Event	97

ARTICLE 5
AFFIRMATIVE COVENANTS

Section 5.01.	Financial Statements; Ratings Change and Other Information	~~96~~97
Section 5.02.	Notices of Material Events	~~98~~99
Section 5.03.	Existence; Conduct of Business	~~99~~100
Section 5.04.	Payment of Obligations	~~99~~100
Section 5.05.	Maintenance of Properties; Insurance	~~99~~100
Section 5.06.	Books and Records; Inspection Rights	101
Section 5.07.	Compliance with Laws and Material Contractual Obligations	101
Section 5.08.	Use of Proceeds and Letters of Credit	101
Section 5.09.	Further Assurances	~~100~~101
Section 5.10.	Accuracy of Information	102

ARTICLE 6
NEGATIVE COVENANTS

Section 6.01.	Indebtedness	~~101~~102
Section 6.02.	Liens	~~103~~105
Section 6.03.	Fundamental Changes	~~104~~106
Section 6.04.	Asset Sales	~~105~~106
Section 6.05.	Investments, Loans, Advances, Guarantees and Acquisitions	~~106~~107
Section 6.06.	[Reserved]	~~108~~109
Section 6.07.	Sale and Leaseback Transactions	~~108~~109

Section 6.08.	Swap Agreements	~~108~~109
Section 6.09.	Restricted Payments; Certain Payments of Indebtedness	~~108~~110
Section 6.10.	Transactions with Affiliates	~~110~~111
Section 6.11.	Restrictive Agreements	~~110~~112
Section 6.12.	Amendment of Material Documents	~~111~~112
Section 6.13.	Financial Covenants	~~111~~112

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.	Events of Default	~~111~~113
Section 7.02.	Remedies Upon an Event of Default	~~113~~115
Section 7.03.	Application of Payments	~~114~~116

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.01.	Authorization and Action	~~115~~117
Section 8.02.	Administrative Agent’s Reliance, Limitation of Liability, Etc.	~~117~~119
Section 8.03.	Posting of Communications	~~119~~120
Section 8.04.	The Administrative Agent Individually	~~120~~122
Section 8.05.	Successor Administrative Agent	~~120~~122
Section 8.06.	Acknowledgements of Lenders and Issuing Banks	~~121~~123
Section 8.07.	[Reserved]	~~123~~124
Section 8.08.	Certain ERISA Matters	~~123~~124

ARTICLE 9
MISCELLANEOUS

Section 9.01.	Notices	~~124~~126
Section 9.02.	Waivers; Amendments	~~125~~127
Section 9.03.	Expenses; Limitation of Liability; Indemnity, Etc.	~~126~~128
Section 9.04.	Successors and Assigns	~~128~~130
Section 9.05.	Survival	~~132~~133
Section 9.06.	Counterparts; Integration; Effectiveness; Electronic Execution	~~132~~134
Section 9.07.	Severability	~~133~~135
Section 9.08.	Right of Setoff	~~133~~135
Section 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	~~134~~135
Section 9.10.	WAIVER OF JURY TRIAL	~~135~~136
Section 9.11.	Headings	~~135~~137
Section 9.12.	Confidentiality	~~135~~137
Section 9.13.	Material Non-Public Information	~~136~~138
Section 9.14.	Interest Rate Limitation	~~136~~138
Section 9.15.	No Fiduciary Duty, etc.	~~136~~138
Section 9.16.	USA PATRIOT Act	~~137~~139
Section 9.17.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~137~~139
Section 9.18.	Acknowledgement Regarding Any Supported QFCs	~~138~~140
Section 9.19.	Judgment Currency	~~138~~140

ARTICLE 10

LOAN GUARANTY

Section 10.01.	Guaranty	~~139~~141
Section 10.02.	Guaranty of Payment	~~139~~141
Section 10.03.	No Discharge or Diminishment of Loan Guaranty	~~139~~141
Section 10.04.	Defenses Waived	~~140~~142
Section 10.05.	Rights of Subrogation	~~141~~142
Section 10.06.	Reinstatement; Stay of Acceleration	~~141~~142
Section 10.07.	Information	~~141~~143
Section 10.08.	Termination	~~141~~143
Section 10.09.	Taxes	~~141~~143
Section 10.10.	Maximum Liability	~~142~~143
Section 10.11.	Contribution	~~142~~144
Section 10.12.	Liability Cumulative	~~143~~144
Section 10.13.	Keepwell	~~143~~144
Section 10.14.	Release of Loan Guarantors	~~143~~145
Section 10.15.	Subrogation and Subordination	~~143~~145

SCHEDULES:

Schedule 2.01A – Commitments
Schedule 2.01B – Swingline Commitments
Schedule 2.01C – Letter of Credit Commitments
Schedule 2.06 – Existing Letters of Credit
Schedule 3.06 – Disclosed Matters
Schedule 3.17 – Insurance
Schedule 3.19 – Subsidiaries
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.05 – Existing Investments
Schedule 6.11 – Existing Restrictions

EXHIBITS:

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Interest Election Request
Exhibit D – Joinder Agreement
Exhibit E-1 – U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F – Form of Compliance Certificate

CREDIT AGREEMENT dated as of December 15, 2022 (as amended by Amendment No. 1, dated as of March 11, 2025 and Amendment No. 2, dated as of September 15, 2026, this “Agreement”), among AXON ENTERPRISE, INC. (“Axon”), the GUARANTORS party hereto, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

A. Axon, as Borrower, has requested that the Lenders provide certain loans to and extensions of credit.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

“2030 Notes” means the 6.125% senior notes of the Borrower due 2030, pursuant to that certain Indenture, dated as of March 11, 2025.

“2033 Notes” means the 6.250% senior notes of the Borrower due 2033, pursuant to that certain Indenture, dated as of March 11, 2025.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Accordion Amount” has the meaning assigned to it in Section 2.21.

“Account” has the meaning assigned to such term in the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Person (a) acquires any going business or all or substantially all of the assets of any other Person (other than an existing Subsidiary), whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person (other than an Existing Subsidiary) which have ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person (other than an Existing Subsidiary).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.0326%, (ii) with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to (a) the Daily Simple RFR for Swiss Francs, plus (b) 0.00% and (iii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to ~~(a)~~ the Daily Simple RFR for Dollars~~, plus (b) 0.10%~~; provided that if Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to ~~(a)~~ the Daily Simple SOFR~~, plus (b) 0.10%~~; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, ~~plus (b) 0.10%~~; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning specified in introductory paragraph hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities

Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means Sterling, Euros, Swiss Francs, Yen and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, Lenders, Issuing Bank and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the total amount of the Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments hereunder.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Term Benchmark Revolving Loan, RFR Revolving Loan or with respect to the Commitment Fee payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term Benchmark Spread and Participation Fee under Section 2.12(a)”, “RFR Spread”, or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Net Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01(b), of the Borrower’s consolidated financial statements for the fiscal quarter ending March 31, 2023, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 3:

Net Leverage Ratio:	ABR Spread	Term Benchmark Spread and Participation Fee under Section 2.12(a)	RFR Spread	Commitment Fee Rate
Category 1 Less than 1.00 to 1.00	0.25%	1.25%	1.25%	0.15%
Category 2 Equal to or greater than 1.00 to 1.00 but less than 2.00 to 1.00	0.50%	1.50%	1.50%	0.15%
Category 3 Equal to or greater than 2.00	0.75%	1.75%	1.75%	0.15%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly Financial Statements delivered pursuant to Section 5.01 and (b) adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financial Statements (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); provided that if the Borrower fails to deliver the annual or quarterly Financial Statements required to be delivered by it pursuant to Section 5.01, the Net Leverage Ratio shall be deemed to be in Category 3 for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the consolidated financial statements are actually delivered, after which the Category shall be determined in accordance with the table above as applicable.

If at any time the Administrative Agent determines that the Financial Statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay on demand by the Administrative Agent any additional amount that the Borrower would have been required to pay if such Financial Statements had been accurate at the time they were delivered; provided that any such inaccuracy shall not in any event be deemed retroactively to be a Default or Event of Default pursuant to Section 7.01(b) if such amount is paid promptly on demand.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Arranger” means J.P. Morgan Securities LLC. in its capacity as sole bookrunner and sole lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Amount” shall mean, on any date of determination, the sum of:

(a) an amount equal to the greater of (i)  $~~100,000,000~~156,600,000 and (ii) 20% of EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b); plus

(b) 50% of cumulative Consolidated Net Income (which amount shall not be less than zero for any fiscal year) from the first day of the fiscal quarter in which the Effective Date occurs to the last day of the most recent fiscal quarter ending on or prior to the applicable date of determination for financial statements were delivered pursuant to Section 5.01(a) or Section 5.01(b); minus

(c) (i) the aggregate amount of Investments made pursuant to Section 6.05(~~t~~w) using the Available Amount and (ii) the aggregate amount of Restricted Payments made pursuant to Section 6.09(a)(vi) using the Available Amount, in each case during the period from and including the Business Day immediately following the Effective Date through and including the date of determination (without taking account of the intended usage of the Available Amount on such date of determination).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Availability” means, at any time, an amount equal to (a) the Commitment minus (b) the Revolving Credit Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Axon ~~2027~~2031 Convertible Senior Notes” means those certain Convertible Senior Notes due ~~2027~~2031 issued by Axon in an original aggregate principal amount ~~of~~not to exceed $~~690,000,000~~2,875,000,000.00 (including any notes issued pursuant to the exercise of an option to purchase additional notes), pursuant to that certain Indenture, to be dated ~~as of~~on or around ~~D~~Se~~c~~ptember ~~9~~18, ~~2022~~2026.

“Axon 2031 Convertible Senior Notes Measurement Date” means December 18, 2030.

“Axon 2031 Convertible Senior Notes Put Date” means March 20, 2031.

“Axon 2031 Convertible Put Share Settlement Notice” means a written notice given by Axon to the Administrative Agent no earlier than December 11, 2030 and no later than the Axon 2031 Convertible Senior Notes Measurement Date certifying that Axon intends to satisfy the exercise of any holder right to optionally require the Borrower to repurchase such notes no earlier than 6 months prior to the stated maturity thereof by delivering the maximum number of shares of Axon’s common stock it is then permitted to deliver in respect of such holder repurchase option pursuant to the indenture for the Axon 2031 Convertible Senior Notes (as in effect on the date of its original execution).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of their Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR; and

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means (i) with respect to the Borrower or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Borrower.

“Borrower” means Axon Enterprise, Inc., a Delaware corporation.

“Borrowing” means (a) Revolving Borrowing or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.11.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day and (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Subsidiaries.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I) (A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Alternative Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) Swiss Francs, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Swiss Franc Borrowings for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Swiss Francs in effect on the last RFR Business Day in such period and (d) any other Alternative Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC” has the meaning specified in the definition of “Excluded Subsidiary”.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 9.14.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and Section 2.19(b), (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.21. The amount of each Lender’s Commitment on the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments on the ~~First~~Second Amendment ~~Effective~~Closing Date is $~~300,000,000~~500,000,000.

“Commitment Fee” shall have the meaning provided in Section 2.12(a).

“Commitment Fee Rate” shall mean, for any day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Rate”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” has the meaning assigned to it in Section 8.03(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (i) intangible assets and non-cash organization costs, (ii) deferred financing and debt issuance fees, costs and expenses, (iii) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (iv) capitalized fees related to any Qualified Securitization Facility or Receivables Facility, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated Funded Indebtedness” means, for any Person, the type of Indebtedness referred to in clauses (~~a~~1), (~~b~~2) and (~~h~~5) of the definition of “Indebtedness”.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP~~; provided that, for the four fiscal quarters immediately following the First Amendment Effective Date, the Axon 2027 Convertible Senior Notes shall be excluded~~.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1) any net income (loss) of any Person if such Person is not a Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or cash equivalents actually distributed (or to the extent converted into cash or cash equivalents) or that (as determined by the Borrower in its reasonable discretion) could have been distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution or return on investment;

(2) any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Borrower or its Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) other than in the ordinary course of business;

(3) (a) any extraordinary, exceptional, unusual, or nonrecurring loss, charge or expense, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Borrower or a Subsidiary had entered into with employees of the Borrower or a Subsidiary, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (b) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(4) (a) at the election of the Borrower with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (b) subject to the last paragraph of the definition of “GAAP,” the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Borrower to apply IFRS or other Accounting Changes) and (c) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (a) and (b);

(5) (a) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs

(“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Borrower or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Equity Interests by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower or Subsidiary, and any cash awards granted to employees of the Borrower and its Subsidiaries in replacement for forfeited awards, (b) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation — Stock Compensation and (c) any net pension or post- employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(6) any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Swap Agreement Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or other expenses incurred);

(7) any unrealized or realized gains or losses in respect of any Swap Agreement Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(8) any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (a) any acquisition, recapitalization, Investment, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Senior Unsecured Notes, other securities and the Loans and Commitments under this Agreement), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including the issuance of the Senior Unsecured Notes, any amendment or other modification of the Senior Unsecured Notes, other securities and this Agreement), in each case, including any such transaction consummated prior to, on or after the Effective Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805 — Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460 — Guarantees or any related pronouncements) and (b) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(9) any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreement Obligations for currency risk), intercompany balances, other balance sheet items, Swap Agreement Obligations or other obligations of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(11) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(12) any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(13) (a) accruals and reserves (including contingent liabilities) that are established or adjusted within eighteen months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (b) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(14) any income (loss) related to any realized or unrealized gains and losses resulting from Swap Agreement Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815 — Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825 — Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(15) the amount of (x) Board of Director (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) any member of the Board of Directors (or the equivalent thereof) of the Borrower, any of its Subsidiaries and (y) payments made to option holders of the Borrower in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(16) the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Facility or Receivables Facility; and

(17) (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365-day period) and (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365- day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption.

“Consolidated Total Assets” means, as of any date of determination, the amount that would in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries as of such date.

“Consolidated Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, determined for the Borrower and its Subsidiaries on a consolidated basis at such date, in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.18.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Swiss Francs, SARON for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day and (iii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, none of (w) the sale of any Permitted Convertible Indebtedness by the Borrower, (x) the sale of any Permitted Warrant Transaction by the Borrower, (y) the disposition of any Permitted Bond Hedge Transaction by the Borrower nor (z) the performance by Borrower of its obligations under any Permitted Convertible Indebtedness or any Permitted Warrant Transaction, shall constitute a Disposition.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which by their terms (or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Equity Interests in whole or in part, in each case on or prior to the earlier of (a) the Maturity Date or (b) the date on which there are no Commitments outstanding hereunder; provided, however, that only the portion of Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Equity Interests; provided, however, that if such Equity Interests are issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries, or any other entity in which the Borrower or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on any Swap Agreement Obligations or other derivative instruments, (y) bank, letter of credit and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(b) (x) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period

(including in respect of repatriated funds), (y) the employer portion of payroll tax expenses related to stock option and other equity-based compensation expenses paid or accrued during such period, and (z) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(d) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred under this Agreement (including fees, costs and expenses associated with any call spread, capped call, Permitted Bond Hedge Transaction or Permitted Warrant Transaction entered into with respect to any Permitted Convertible Indebtedness) (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the First Amendment Effective Date), including (i) such fees, expenses or charges (including rating agency fees, agent fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration, of this Agreement, the Senior Unsecured Notes, any other credit facilities and any Securitization Fees, and (ii) any amendment, waiver, tender, exchange or other modification of this Agreement, the Senior Unsecured Notes, Receivables Facilities, Securitization Facilities, any other credit facilities, any Securitization Fees, any other Indebtedness (including fees, costs and expenses associated with the unwind of any call spread, capped call, Permitted Bond Hedge Transaction or Permitted Warrant Transaction entered into with respect to any Permitted Convertible Indebtedness) or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(e)(i) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the First Amendment Effective Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets and new product introductions (including labor costs, scrap costs and lower absorption of costs, including due to decreased productivity and greater inefficiencies), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (ii) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (i) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (ii) impairment charges, amortization (or write-offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including this Agreement and the Senior Unsecured Notes) of such Person and its Subsidiaries and/or (iii) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA when paid), or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies (excluding any revenue synergies) (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period form such actions) projected by the Borrower in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower); provided that the aggregate amount of such cost savings, operating expense reductions, operating improvements and initiatives and synergies and synergies added back pursuant to this clause (g) shall not exceed 20% of EBITDA for the applicable period as calculated after giving effect to such adjustments; plus

(h) any costs or expenses incurred by the Borrower or a Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Equity Interests held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower; plus

(i) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(j) any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(k) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(l) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(m) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (b) and (c) above relating to such joint venture corresponding to the Borrower’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(n) the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Borrower or any of its Subsidiaries in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; and

(o) the increase (if any) in the balance of the amount of deferred revenue as of the end of any such period over the balance of the amount of deferred revenue as of the end of the immediately preceding period as measured in accordance with the Borrower’s statements of cashflows; and

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840 – Leases); plus

(b) the decrease (if any) in the balance of the amount of deferred revenue as of the end of any such period below the balance of the amount of deferred revenue as of the end of the immediately preceding period as measured in accordance with the Borrower’s statements of cashflows.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible or exchangeable into any of the foregoing (including, without limitation, any Permitted Convertible Indebtedness).

“Equity Offering” means (i) a sale of Equity Interests (other than through the issuance of Disqualified Equity Interests) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended, or any similar offering in other jurisdictions or other securities of the and (b) issuances of Equity Interests to any Subsidiary of the Borrower or (ii) a cash equity contribution to the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded CFC” has the meaning specified in the definition of “Excluded Subsidiary”.

“Excluded Subsidiary” means any (i) Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary), (ii) Subsidiary prohibited by applicable law or contract from Guaranteeing or granting Liens to secure any of the Guaranteed Obligations (but in the case of such Guarantee being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the First Amendment Effective Date or at the time such Subsidiary became a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary), so long as such restriction or prohibition is in effect, (iii) Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority, so long as such restriction or prohibition is in effect, (iv) Subsidiary that generates a material portion of its revenue from agreements with any Governmental Authority, (v) Subsidiary that the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of such Subsidiary providing a Guarantee of Guarantee Obligations are excessive in relation to the benefits to the Lenders, (vi) Subsidiary that was acquired pursuant to a Permitted Acquisition or investment that is subject Indebtedness permitted to be assumed under Section 6.01(i) and any Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent, and so long as such Indebtedness prohibits such Subsidiary from becoming a Guarantor, but so long as such prohibition shall have been in place at the time such Subsidiary became a Subsidiary and was not created in contemplation of or in connection with such person becoming a Subsidiary, and only so long as such prohibition is in effect, (vii) Subsidiary that is a special purpose entity, (viii) Subsidiary which the provision of a Guarantee or grant thereof by such Subsidiary would result in material adverse tax consequences to the Borrower or one of its Subsidiaries (as reasonably determined by the Borrower and the Administrative Agent) ~~or~~, (ix) (a)(I) Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (any such Subsidiary, a “CFC”), (II) Foreign Subsidiary that is a Subsidiary of a CFC, or (III) Foreign Subsidiary substantially all the assets of which are CFCs (any such Subsidiary in clauses (I), (II) or (III), an “Excluded CFC”), (b) any direct or indirect Subsidiary of a Subsidiary that is an Excluded CFC and (c) any direct or indirect Domestic Subsidiary substantially all the assets of which consist of equity of one or more direct or indirect Foreign Subsidiaries that are CFCs and (x) Dedrone Holdings, Inc. and Dedrone Defense, Inc.; provided that any Subsidiary that does not meet the requirements of any of clauses (i) through (ix) above shall continue to be deemed an “Excluded Subsidiary” hereunder until the date that is thirty (30) days after the date on which a Responsible Officer of the Borrower obtains knowledge of such failure (or such later date as the Administrative Agent shall reasonably provide). For the avoidance of doubt, as of the ~~First~~Second Amendment ~~Effective~~Closing Date, Dedrone Holdings, Inc. ~~and~~, Fusus, LLC and Dedrone Defense, Inc. are Excluded Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means each letter of credit issued prior to the Effective Date by a Person that shall be an Issuing Bank and listed on Schedule 2.06.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.0%, such rate shall be deemed to be 0.0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Amendment” means the Amendment No. 1, dated as of the First Amendment Effective Date, to this Agreement.

“First Amendment Effective Date” means the “First Amendment Effective Date”, as defined in the First Amendment, which date is March 11, 2025.

“Fixed Amount” has the meaning assigned to it in Section 1.10(b).

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of such Person during such period.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate or the Central Bank Rate shall be 0.0%.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Borrower other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825 — Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations. At any time after the Effective Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the applicable Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination under this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures used in the applicable Indenture (an “Accounting Change”), then the Borrower may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means all of the Borrower’s Subsidiaries party hereto as Guarantors as of the Effective Date and any other Subsidiary that becomes party to this Agreement pursuant to a Joinder Agreement; provided, for the avoidance of doubt, as of the ~~First~~Second Amendment ~~Effective~~Closing Date, there are no Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate- planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incurrence Based Amount” has the meaning assigned to it in Section 1.10(b).

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capital Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Equity Interests or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person; and

(9) to the extent not otherwise included in this definition, net obligations of such Person under Swap Agreement Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (1), (2), (3), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815 — Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii) Banking Services Obligations;

(iii) any lease obligation that is not a Capital Lease Obligation and any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Effective Date, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Effective Date or in the ordinary course of business or consistent with past practice;

(v) in connection with the purchase by the Borrower or any Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;

(vii) obligations under or in respect of Qualified Securitization Facility or Receivables Facilities;

(viii) Indebtedness of the Borrower or any of its Subsidiaries that is held by the Borrower or any Subsidiary;

(ix) agreements providing for indemnification, purchase price adjustments, earn-outs or similar obligations incurred or assumed in connection with the acquisition or disposition of assets or stock, unless such obligations are treated as indebtedness under GAAP;

(x) Equity Interests (other than in the case of clause (6) above, Disqualified Equity Interests); or

(xi) amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with the covenant described under “—Merger and Consolidation.”

For the avoidance of doubt, the obligations of the Borrower under any Permitted Warrant Transaction shall not constitute Indebtedness, unless the Borrower makes an election to settle such Permitted Warrant Transaction in cash.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Information” has the meaning assigned to it in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the UCC.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A. and any other Lender that agrees to act as an Issuing Bank (in each case, through itself or through one of its designated affiliates or branch offices), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“Japanese Prime Rate”means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LCT Election” has the meaning assigned to such term in Section 1.09.

“LCT Test Date” has the meaning assigned to such term in Section 1.09.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Parties” means (a) the Lenders, (b) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Obligations, (c) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Obligations, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and shall include each Existing Letter of Credit. A Letter of Credit may be issued in Dollars or in any Alternative Currency.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent. The aggregate amount of the Lenders’ Letter of Credit Commitments on the First Amendment Effective Date is $50,000,000.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transactions” means (1) any Permitted Acquisition or other Investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interest or otherwise) permitted hereunder by the Borrower or one or more of its Subsidiaries and (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance thereof (which notice, for the avoidance of doubt, may be conditioned upon the occurrence of refinancing or any other transaction).

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, and any agreements entered into in connection herewith by the Borrower or any Loan Party with or in favor of the Administrative Agent and/or the Lenders, including this Agreement, any notes made by the Borrower in favor of the Lenders, and any amendments, modifications or supplements thereto or waivers thereof.

“Loan Guaranty” means Article 10 of this Agreement.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of the Obligations or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Agreements” means all material agreements of the Borrower and its Subsidiaries set forth on the exhibits to Borrower’s Form 10-K.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $125,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means intellectual property that is material to the business of the Borrower and its Subsidiaries, taken as a whole (as reasonably determined by the Borrower).

“Maturity Date” means the earlie~~r~~st to occur of (w) the fifth anniversary of the Second Amendment Closing Date, (x~~) March 11, 2030 and (y~~) the date that is ~~6 months~~91 days prior to the stated maturity date of the Axon ~~2027~~2031 Convertible Senior Notes, unless the Axon ~~2027~~2031 Convertible Senior Notes have been redeemed, repurchased, converted or defeased in full, and any Refinance Indebtedness incurred in connection therewith with a stated maturity date of at least ~~6 months~~91 days after the date that is 5 years from the ~~Effective~~Second Amendment Closing Date, (y) the date that is 91 days prior to the Axon 2031 Convertible Senior Notes Put Date, but only if (I) either (A) Axon has timely provided an Axon 2031 Convertible Put Share Settlement Notice and the last reported sale price per share of Axon’s common stock is less than $350.00 per share (subject to adjustment on account of any stock splits/combinations) on the Axon 2031 Convertible Senior Notes Measurement Date or (B) Axon has not timely provided an Axon 2031 Convertible Put Share Settlement Notice and the last reported sale price per share of Axon’s common stock on the Axon 2031 Convertible Senior Notes Measurement Date is less than the conversion price then in effect for the Axon 2031 Convertible Senior Notes, and (II) the Axon 2031 Convertible Senior Notes have not been redeemed, repurchased, converted or defeased in full and (z) the date that is 91 days prior to the stated maturity date of any other Permitted Convertible Indebtedness unless such other Permitted Convertible Indebtedness has been redeemed, repurchased, converted or defeased in full, and any Refinance Indebtedness incurred in connection therewith with a stated maturity date of at least 91 days after the date that is 5 years from the Second Amendment Closing Date; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning assigned to it in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Leverage Ratio” means, on any date, the ratio of (a) (i) Consolidated Funded Indebtedness on such date minus (ii) the Unrestricted Cash Amount on such date to (b) EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b).

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding, together with all (i) Banking Service Obligations and (ii) Swap Agreement Obligations of any of the Loan Parties to the Lender, its Affiliates or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof; provided, however, that the definition of “Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower. For the avoidance of doubt, the term “Obligations” shall not include any payments or other obligations in respect of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to it in Section 9.16.

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by Borrower or any of its Subsidiaries in a transaction that satisfies each of the following requirements:

(a) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Borrower and its Subsidiaries are engaged on the Effective Date and any business activities that are substantially similar, related, incidental or complementary thereto or useful in the operation of the business of the Borrower and its Subsidiaries;

(b) with respect to any such Acquisition that would be considered a significant acquisition and require disclosure by the SEC, not less than five (5) days prior to such Acquisition, the Borrower has provided the Administrative Agent notice of such Acquisition; provided that any public filings with respect to such Acquisition that are delivered via the EDGAR System shall be sufficient to meet such notice requirement;

(c) if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Subsidiary of the Borrower or one of its Subsidiaries;

(d) if such Acquisition is an acquisition of assets, such Acquisition is structured so that the Borrower or one of its Subsidiaries shall acquire such assets;

(e) if such Acquisition involves a merger or a consolidation involving the Borrower or one of its Subsidiaries, the Borrower or such Subsidiary (including the target of such Acquisition to the extent it becomes a Loan Party pursuant to Section 5.09), as applicable, shall be the surviving entity;

(f) after giving effect to the completion of such Acquisition, on a pro forma basis, the Borrower shall be in compliance with Section 6.13(a) and, with respect to any such Acquisition with a purchase price equal to or greater than $250,000,000, not less than five (5) days prior to such Acquisition, the Borrower shall provide the Administrative Agent pro forma calculations of the Net Leverage Ratio and Consolidated Interest Coverage Ratio in form and substance reasonably satisfactory to the Administrative Agent; and

(g) all actions required to be taken with respect to any newly acquired or formed Wholly-Owned Subsidiary of a Loan Party required under Section 5.09 shall have been taken.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower~~.~~; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness” means senior, unsecured Indebtedness of the Borrower, issued in one or more series or tranches, in an aggregate principal amount ~~not to exceed $690,000,000 having an original issuance date on December 9, 2022~~as of any date on which such Indebtedness is originally issued not exceeding the greater of $4,000,000,000 and 400% of EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), that is (x) convertible into shares of common stock of Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower and (y) not mandatorily redeemable prior to the Maturity Date; provided that such Indebtedness shall not be considered to be “mandatorily redeemable” on account of either (I) the right of holders to require Borrower to repurchase such Indebtedness in connection with a “fundamental change,”~~or~~ (II) solely in the case of the Axon 2031 Convertible Senior Notes, the right of holders to require Borrower to repurchase such Indebtedness no earlier than 6 months prior to the stated maturity thereof or (III) the right of holders to convert such Indebtedness, in each case, in accordance with the terms of the indenture governing the Permitted Convertible Indebtedness~~.~~; provided, that, notwithstanding anything to the contrary in the foregoing, Permitted Convertible Indebtedness shall include, until such time the same have been redeemed, repurchased, converted or defeased, the Axon 2031 Convertible Senior Notes on the terms in effect as of their initial issuance.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)(i) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (including such deposits to secure letters of credit issued for such purpose) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) leases, licenses, subleases or sublicenses granted to third parties in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary;

(h) customary Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions and (iii) in favor of securities and custodial intermediaries encumbering commodity accounts, brokerage accounts or other deposits and investment property contained therein (including the right of setoff) and which are within the general parameters customary in such industry;

(i) Liens on specific items of inventory or other goods (other than fixed or capital assets) and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(k) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(l) the filing of Uniform Commercial Code financing statements and similar filings made solely as a precautionary measure in connection with an operating lease;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries and permitted under Section 6.04;

(n) any retained interest or title of a licensor, sublicensor, lessor or sublessor under licenses and leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

(o) leases, licenses, subleases or sublicenses granted by the Borrower or any Subsidiary and not interfering in any material respect with the ordinary conduct of business of the Borrower or such Subsidiary and that do not secure any Indebtedness;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) any investment in compliance with Borrower’s investment policy as provided to the Administrative Agent and which policy may be amended from time to time by the Borrower’s Board of Directors upon written notice to the Administrative Agent.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower) sold by Borrower substantially concurrently with any purchase by Borrower of a Permitted Bond Hedge Transaction and settled in common stock of Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Preferred Stock,” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which are preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or its Controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended, or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Borrower, and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) or (b) constituting a receivables or payables financing or factoring facility (including in respect of any accounts receivable and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Receivables Assets” means (a) any accounts receivable owed to the Borrower or a Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Borrower or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Borrower or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Borrower or such Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Borrower and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (6) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting or (7) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, SONIA or SARON, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, as applicable or (iv) with respect to any Borrowing denominated in Sterling or Swiss Francs or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, as applicable, as applicable.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.01 or the Commitments terminating or expiring, Lenders having Revolving Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 7.01, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Section 7.01 or the Commitments expire or terminate, Lenders having Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of a Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount, (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded and (z) in no event shall Required Lenders include fewer than two (2) unaffiliated Lenders at any time when there are two (2) or more unaffiliated Lenders.

“Required Subsidiary Guarantor” means, as of any date of determination, each Domestic Subsidiary that is not an Excluded Subsidiary which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), contributed greater than (a) 7.5% of EBITDA for such period or (b) 7.5% of Consolidated Total Assets as of the last day of such period; provided that, if at any time the aggregate amount of EBITDA or Consolidated Total Assets attributable to all Subsidiaries other than Excluded Subsidiaries that are not Guarantors exceeds 15.0% of EBITDA for any such period or 15.0% of Consolidated Total Assets as of the last day of any such fiscal quarter, then the Borrower shall, pursuant to Section 5.01(d), designate in the Compliance Certificate required to be delivered for such fiscal quarter or fiscal year, as applicable, sufficient Domestic Subsidiaries as “Required Subsidiary Guarantors” to eliminate such excess, and upon the delivery of such Compliance Certificate to the Administrative Agent, such designated Subsidiaries shall for all purposes of this Agreement constitute Required Subsidiary Guarantors and each shall be required to become a Guarantor pursuant to Section 5.09. In the event that the Borrower fails to designate sufficient additional Subsidiaries as “Required Subsidiary Guarantors” in the Compliance Certificate as aforesaid, the Administrative Agent may, by written notice to the Borrower, designate sufficient Domestic Subsidiaries as “Required Subsidiary Guarantors” on the Borrower behalf, to eliminate such excess, and upon delivery of such written notice to the Borrower, such designated Subsidiaries shall for all purposes of this Agreement constitute Required Subsidiary Guarantors and each shall be required to become a Guarantor pursuant to Section 5.09. In no event shall (i) a Securitization Subsidiary or (ii) an Excluded Subsidiary be required to be designated as a Required Subsidiary Guarantor.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, vice president or any Financial Officer or other similar officer, manager or a director of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Borrowing” means Revolving Loans of the same Type and Agreed Currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON and (c) Dollars, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich and (c) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to it in Section 6.07.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea~~, Syria~~ and the non-government controlled areas of Zaporizhzhia and Kherson).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Second Amendment” means the Amendment No. 2, dated as of the Second Amendment Effective Date, to this Agreement.

“Second Amendment Closing Date” means the “Second Amendment Closing Date”, as defined in the Second Amendment.

“Second Amendment Effective Date” means the “Second Amendment Effective Date”, as defined in the Second Amendment, which date is September 15, 2026.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Borrower or any of its Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Facility or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Facility or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Unsecured Notes” means, collectively, the 2030 Notes and the 2033 Notes.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Effective Date or thereafter incurred) which is expressly subordinated in right of payment to Obligations pursuant to a written agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement; provided, further, that neither a Permitted Bond Hedge Transaction nor a Permitted Warrant Transaction shall constitute a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties or their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with any Lender or an Affiliate of such Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with any Lender or an Affiliate of such Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.01B attached hereto or (ii) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Effective Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.04(b)(iv).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of a Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of a Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05. All Swingline Loans shall be denominated in Dollars.

“Swiss Franc” means the lawful currency of Switzerland.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Alternate Base Rate or the Adjusted Daily Simple RFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Credit Exposure.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash Amount” means, as of any date of determination, the aggregate amount of unrestricted and unencumbered cash and cash equivalents (including Permitted Investments) held by the Borrower and its Subsidiaries.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly-Owned” means, with respect to a subsidiary of any Person, that all of the Equity Interests of such subsidiary are, directly or indirectly, owned or controlled by such Person and/or one or more of its Wholly-Owned subsidiaries (except for directors’ qualifying shares or other shares required by applicable law to be owned by a Person other than such Person and/or one or more of its Wholly-Owned subsidiaries).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), any reference herein to any Person shall be construed to include such Person’s successors and assigns, the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.08. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 1.09. Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(a) determining compliance with any provision of this Agreement which requires the calculation of the Net Leverage Ratio or the Consolidated Interest Coverage Ratio;

(b) determining compliance with representations, warranties, defaults or Events of Default (in each case, other than for purposes of Section 4.02 in connection with any Borrowing of Revolving Loans or Swingline Loans or the issuance, renewal, amendment or extension of Letters of Credit); and

(c) testing availability under baskets set forth in this agreement (including baskets measured as a percentage of EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into, irrevocable notice with respect to such Limited Condition Transaction is provided or declaration of such Limited Condition Transaction is made, as applicable (the “LCT Test Date”) (provided that the Borrower shall be required to make an LCT Election on or prior to the date on which the definitive agreements for such Limited Condition Transaction have been entered into, irrevocable notice with respect to such Limited Condition Transaction is provided or declaration of such Limited Condition Transaction is made, as applicable), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) ending prior to the LCT Test Date (after giving effect to any increases or decrease in Indebtedness of the Borrower and its Subsidiaries since such date), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, representation, warranty, default, Events of Default or basket, such ratio, representation, warranty, default, Event of Default or basket shall be deemed to have been complied with for the purposes of such Limited Condition Transaction. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations, however, if any ratios improve or baskets increase as result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratios, representations, warranties, defaults, Events of Default or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratios, representations, warranties, defaults, Events of Default or baskets shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.10. Pro Forma and Other Calculations.

(a) For purposes of calculating the Consolidated Interest Coverage Ratio, the Net Leverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Subsidiary during any appliable period or subsequent to such period and on or prior to or simultaneously with the date of determination shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the applicable period. If, since the beginning of such period, any Person (that subsequently became a Subsidiary or was merged with or into the Borrower or any Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this clause (a), then the Consolidated Interest Coverage Ratio and the Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of such period.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Consolidated Interest Coverage Ratio and the Net Leverage Ratio) (any such amounts, including amounts incurred under any EBITDA grower basket, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(c) Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

(d) In the event that any Indebtedness, Lien, Restricted Payment, prepayment of Indebtedness, Investment, disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items then permitted pursuant to any clause or subsection of Article VI, the Borrower, in its sole discretion, may, from time to time, divide, classify and/or reclassify such transaction or item (or portion thereof) among any combination of one or more categories within the same covenant and will be required to include the amount and type of such transaction (or portion thereof) only in any one category at any time; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a Fixed Amount that later would be permitted on a pro forma basis to be incurred or made pursuant to an Incurrence Based Amount. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, prepayment of Indebtedness, Investment, disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, prepayment of Indebtedness, Investment, disposition and/or Affiliate transaction the applicable covenant set forth in under Article VI but may instead be permitted in part under any combination thereof.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Revolving Loans in Dollars or in one or more Alternative Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or the Total Revolving Credit Exposure denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans or RFR Loans and in the case of Borrowings in any other Agreed Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Agreed Currency, as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $50,000 and not less than the Dollar Equivalent of $100,000. At the time that each ABR Revolving Borrowing and/or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $50,000 and not less than the Dollar Equivalent of $100,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Term Benchmark Revolving Borrowings or RFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) (i)(x) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (iii) in the case of a Term Benchmark Borrowing denominated in Yen, not later than 12:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing, (iv) in the case of an RFR Borrowing denominated in Sterling, not later than 12:00 p.m., New York City time, five (5) RFR Business Days before the date of the proposed Borrowing and (v) in the case of an RFR Borrowing denominated in Swiss Francs, not later than 12:00 p.m., New York City time, five (5) RFR Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;

(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, in no event shall the Borrowers be permitted to request pursuant to this Section 2.03 an RFR Loan bearing interest based on Daily Simple SOFR prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.14).

Section 2.04. [Reserved].

Section 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may, but shall have no obligation to, make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding its Swingline Commitment or any Lender’s Revolving Credit Exposure exceeding its Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline

Lender shall make the requested Swingline Loan available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) [Reserved]

(d) The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(e) The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline

Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of the Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as the Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(e) above.

Section 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit denominated in any Agreed Currency, including for the avoidance of doubt, Euros as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period.

If (i) any letter of credit has been previously issued by an Issuing Bank, (ii) the reimbursement obligations of the account party (the “Original Letter of Credit Account Party”) relating to such letter of credit have been or are assumed in writing by the Borrower pursuant to a Permitted Acquisition or other transaction permitted under this Agreement, (iii) after giving effect to the inclusion of such letter of credit as a Letter of Credit hereunder, the provisions of Section 2.06(b) shall not be contravened, (iv) such letter of credit satisfies all of the requirements of a Letter of Credit hereunder, and (v) the conditions of Sections 4.01 and 4.02 are satisfied, then upon the written request (which request shall include a statement that the foregoing requirements (i) through (v), inclusive, have been satisfied) of the Borrower to such Issuing Bank (consented to in writing by such Issuing Bank) and the submission by the Borrower to the Administrative Agent of a copy of such request bearing such consent, such letter of credit shall be (from the date of such consent of such Issuing Bank) deemed a Letter of Credit for all purposes of this Agreement and the other Loan Documents and considered issued hereunder pursuant to the terms hereof (the terms hereof and of the other Loan Documents shall govern and prevail in the case of any conflict with the provisions of the agreement(s) pursuant to which such letter of credit had been issued (such agreement(s), the “Original Letter of Credit Agreements”), and such Issuing Bank shall be deemed to have released the Original Letter of Credit Account Party and the Borrower, as applicable, from the Original Letter of Credit Agreements to the extent of such conflict). Notwithstanding that any such assumed letter of credit is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower agrees that it shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such letter of credit.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit.

In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, the LC Exposure shall not exceed the total Letter of Credit Commitments, and no Lender’s Revolving Credit Exposure shall exceed its Commitment and the Revolving Credit Exposure of all Lenders in all Alternative Currencies shall not exceed the Alternative Currency Sublimit. The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that (x) if such LC Disbursement is denominated in Dollars and is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount or (y) if such LC Disbursement is denominated in an Alternative Currency and is not less than the Dollar Equivalent of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in Dollars in an amount equal to the Dollar Equivalent of such Alternative Currency, and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(i) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 105% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to 105% of the LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 105% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections.

(a) Each Revolving Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars) or a Term Benchmark Borrowing or an RFR Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Revolving Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is the same as the immediately preceding Interest Period. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in an Alternative Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Revolving Borrowing may be converted to or continued as a Term Benchmark Borrowing and unless repaid, (x) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing and each RFR Borrowing, in each case denominated in an Alternative Currency shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than Dollars shall either be converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.

Section 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of the Dollar Equivalent of $2,500,000 and not less than the Dollar Equivalent of $10,000,000 and the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, any Lender’s Revolving Credit Exposure would exceed its Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and the amount of any sum received by the Administrative Agent hereunder from a Borrower for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

(f) If the Administrative Agent notifies the Borrower at any time that the aggregate amount of all Loans and Letter of Credit Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or cash collateralize Letters of Credit in accordance with Section 2.06(j), in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

Section 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lender) by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (v) in the case of prepayment of (1) a Term Benchmark Revolving Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (2) an RFR Revolving Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, five Business Days before the date of prepayment, (w) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (x) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Yen, not later than 12:00 p.m., New York City time, four (4) Business Days before the date of prepayment, (y) in the case of prepayment of an RFR Revolving Borrowing denominated in Sterling, not later than 12:00 p.m., New York City time, five (5) RFR Business Days before the date of prepayment and (z) in the case of prepayment of an RFR Revolving Borrowing denominated in Swiss Francs, not later than 12:00 p.m., New York City time, five (5) RFR Business Days before the date of prepayment or in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.

Section 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the applicable Commitment Fee Rate on the daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date on which the Commitments terminate (it being understood that LC Exposure shall constitute usage of the Commitments for purposes of this Section 2.12(a)).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the Dollar Equivalent of the daily maximum stated amount then available to be drawn under such Letter of Credit, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fee and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest in the case of a Term Benchmark Revolving Loan, at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and in the event of any conversion of any Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR, the EURIBOR Rate or Daily Simple RFR with respect to Swiss Francs and Dollars, and the Alternate Base Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling, the TIBOR Rate or the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of any occurrence of a Benchmark Transition Event, the implementation of any Benchmark Replacement, the effectiveness of any Benchmark Replacement Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or TIBOR Rate) and either any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: be prepaid by the Borrower on such day or solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered as reasonably determined by the Administrative Agent, such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the Administrative Agent, such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as the Administrative Agent, such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant).

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Withholding of Taxes; Gross-Up

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lenders from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii) (B) and (ii) (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs

(a) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder and all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to Issuing Banks or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) At any time that payments are not required to be applied in the manner required by Section 7.03, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

Section 2.19. Mitigation Obligations; Replacement of Lenders

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.20. Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Commitment Fee that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(d), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21. Revolving Commitment Increase . In the event that the Borrower wishes to increase the aggregate amount of the Commitment (such increased amount, the “Accordion Amount”), it shall notify the Lenders of the amount of such proposed increase (such notice, a “Commitment Increase Offer”). If each Lender, in its sole discretion, accepts a Commitment Increase Offer in writing, then such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and the definition of Commitment shall be deemed to be amended to so increase the Commitment of such Lender. Notwithstanding anything to the contrary in this Section, (i) in no event shall any transaction effected pursuant to this Section cause the aggregate Commitment to exceed $~~400,000,000~~650,000,000 , (ii) no Lender shall have an obligation to increase its Commitment unless it agrees to do so in its sole discretion, (iii) any increase shall be in a minimum amount of $5,000,000, and (iv) the Borrower may make a maximum of three such Commitment Increase Offers (as calculated after the ~~First~~Second Amendment ~~Effective~~Closing Date).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the to the Lenders that (and where applicable, agrees):

Section 3.01. Organization; Powers. Each Loan Party and its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, in each case, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by the Loan Parties and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Loan Parties or any of the Subsidiaries or any order of any Governmental Authority will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Loan Parties or any of the Subsidiaries and will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of the Loan Parties or any of the Subsidiaries, in each case of the foregoing clauses (a), (b) and (c), except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Change; No Default

(a) The Loan Parties have heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2024, reported on by Grant Thornton LLP, independent public accountants, and as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2024, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Loan Parties and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2024, there has been no material adverse change in the business, assets, operations, or financial condition, of the Borrower and its Subsidiaries, taken as a whole.

Section 3.05. Properties

(a) Each of the Loan Parties and the Subsidiaries have good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

(b) Each of the Loan Parties and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Loan Parties, threatened against or affecting the Loan Parties or any of the Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Loan Parties nor any of the Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, has become subject to any Environmental Liability, has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements. Each of the Loan Parties and their Subsidiaries are in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. Neither the Loan Parties nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of the Loan Parties and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Parties or such Subsidiaries, as applicable, has set aside on its books adequate reserves or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 3.11. Disclosure

(a) The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (when taken as a whole and together with any publicly available information regarding the Borrower and its Subsidiaries (including any filings made with the SEC)); provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b) As of the Effective Date, to the best knowledge of the Loan Parties, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 3.12. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with applicable Sanctions and Anti-Corruption Laws. None of the Loan Parties, any Subsidiary, any of their respective directors or officers or to the knowledge of the Loan Parties’ or their Subsidiaries’ employees, or to the knowledge of the Loan Parties, any agent of any Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.13. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 3.14. Plan Assets; Prohibited Transactions. Neither the Loan Parties nor any of the Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.15. Margin Regulations. The Loan Parties have not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

Section 3.16. Solvency

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their aggregate debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) The Borrower and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.

Section 3.17. Insurance. Schedule 3.17 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.18. [Reserved]

Section 3.19. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Effective Date, which shall be a supplement to Schedule 3.19, (a) Schedule 3.19 sets forth (i) each Subsidiary’s name as listed in the public records of its jurisdiction of organization and jurisdiction of organization, and the location of its principal place of business and chief executive office and, as to each such Subsidiary, the percentage of each class of Equity Interests issued by such Subsidiary and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding and (ii) the identity of each Guarantor. All of the outstanding shares or other Equity Interests of each such Subsidiary owned by the Borrower or any other Subsidiary are validly issued and outstanding and, to the extent applicable, fully paid and not assessable, and all such shares or other Equity Interests are owned, beneficially and of record, free and clear of all Liens other than restrictions on transfer imposed by applicable law.

Section 3.20. [Reserved]

Section 3.21. Material Agreements. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Agreement or instrument evidencing or governing Material Indebtedness, except where such default, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

Section 3.22. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, the violation of which is not reasonably likely to result in a Material Adverse Effect. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

Section 3.23. [Reserved]

Section 3.24. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

Section 3.25. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.11.

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party and (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Lenders shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Morgan, Lewis & Bockius LLP, counsel for the Borrower, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f) The Administrative Agent shall have received the audited financial statements and the unaudited quarterly financial statements of the Borrower referred to in Section 3.04(a).

(g) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(h) [Reserved]

(i) The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lenders.

(j) The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05 of this Agreement.

(k) [Reserved].

(l) The Administrative Agent shall have received satisfactory pay-off and release letters with respect to the credit facility evidenced by that certain Amended and Restated Credit Agreement, dated as of December 31, 2018, (as amended, restated, amended and restated, supplemented or modified) between the Borrower, certain other Loan Parties party thereto from time to time and JPMorgan Chase Bank, N.A. as Lender.

(m) The Lenders shall have received such other documents as the Administrative Agent, the Lenders or their counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on December 15, 2022 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects with same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty that by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Borrowing Request (or any request for the issuance, amendment, renewal or extension of a Letter of Credit) as required by Section 2.03 in respect of a Borrowing, or in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a request as required by Section 2.06(b).

(d) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.

(e) No event shall have occurred and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender, including their Public-Siders:

(a) within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2022), its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year (on Form 10-K), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants acceptable to the Lenders (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and, as soon as it shall become available, the annual report to its shareholders for the applicable fiscal year, all of which may be delivered via the EDGAR System or via posting on the Borrower’s website;

(b) within 45 days after the end of each of the fiscal quarters of the Borrower (commencing with the fiscal quarter ending March 31, 2023), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year (on Form 10-Q in a manner, and with such information, consistent with past practices), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes which may be delivered via the EDGAR System or via posting on the Borrower’s website;

(c) [reserved];

(d) concurrently with any delivery of financial statements under Section 5.01(a) and Section 5.01(b) (collectively or individually, as the context requires, the “Financial Statements”), a certificate of a Financial Officer of the Borrower, substantially in the form attached hereto as Exhibit F (a “Compliance Certificate”), certifying, in the case of the Financial Statements delivered under clause (a) or (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, setting forth reasonably detailed calculations demonstrating compliance with each of the financial covenants set forth in Section 6.13, stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and specifying the identity of each Guarantor as of the end of such fiscal quarter or fiscal year (and including reasonable detail, in form and substance satisfactory to the Administrative Agent, with respect thereto), as the case may be;

(e) [reserved];

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of said Commission, or distributed by the Borrower to its shareholders generally, as the case may be;

(g) promptly following any reasonable request therefor, and with the consent of the Borrower’s independent accountants, copies of any management letters submitted to the Board of Directors by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(h) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(i) as soon as available, but in any event no later than the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a consolidated budget) of the Borrower for the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Lenders; provided that any “outlook” provided by the Borrower in its public filings related to the fourth quarter of the preceding fiscal year shall be sufficient to fulfill the Borrower’s obligation pursuant to this Section 5.01(i).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) or Section 5.02(g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent).

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;

(d) notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(f) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect, (ii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iii) with respect to any investigation by a Governmental Authority, alleges criminal misconduct by any Loan Party or any Subsidiary, (iv) alleges the violation of, or seeks to impose remedies under any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, or (v) asserts liability on the part of any Loan Party or any Subsidiary in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;

(g) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(h) each material public notice or other public correspondence received from the SEC concerning any investigation by the SEC regarding financial or other operational results of the Borrower or any Subsidiary thereof.

Each notice delivered under this Section 5.02 (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Credit Agreement dated December 15, 2022” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04. Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being contested in good faith by appropriate proceedings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risk (including, without limitation, loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Upon request by the Administrative Agent, the Borrower will furnish to the Administrative Agent information in reasonable detail as to the insurance so maintained.

Section 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon at least 3 Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants.

Section 5.07. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08. Use of Proceeds and Letters of Credit.

(a) The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes, including working capital and Permitted Acquisitions (to the extent such Permitted Acquisitions are executed by a Loan Party). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09. Further Assurances.

(a) With respect to any Person that after the Effective Date is or becomes a Required Subsidiary Guarantor, the Borrower shall cause such Person to, promptly (and in any event within thirty (30) days of the delivery of the Compliance Certificate for any fiscal quarter or fiscal year (or such longer period as the Administrative Agent shall agree), as applicable, pursuant to Section 5.01(d)), to become a Loan Party by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all at the expense of the Loan Parties. Notwithstanding the foregoing, at any time after an Event of Default has occurred and is continuing, each Loan Party will, upon the request of the Administrative Agent, cause each Domestic Subsidiary and each Foreign Subsidiary to become a Loan Party and a Guarantor.

Section 5.10. Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (when taken as a whole and together with any publicly available information regarding the Borrower and its Subsidiaries (including any filings made with the SEC)), and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.10; provided that, with respect to the Projections, the Loan Parties will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

Section 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.05 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Lender;

(d) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.05 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms, if any, as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e) Indebtedness of the Borrower or any Subsidiary constituting purchase money Indebtedness or incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the aggregate principal amount of Indebtedness at any time outstanding permitted by this clause (e) and incurred after the Second Amendment Closing Date, together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed the greater of $100,000,000 and 10% of EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b);

(f) Indebtedness which represents extensions, renewals, refinancings or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e) or (p) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary unless such Lien is otherwise permitted by Section 6.02, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness, and (vi) if such Original Indebtedness was subordinated in right of payment to the Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof or is merged into or consolidated with the Borrower or any Subsidiary or any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinance Indebtedness permitted pursuant to clause (f); provided that such Indebtedness exists at the time such Person becomes a Subsidiary or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such assets being acquired;

(j) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(k) other secured Indebtedness incurred after the Second Amendment Closing Date in an aggregate principal amount at any time outstanding not exceeding the greater of $~~75,000,000~~117,450,000 and 15% of EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b);

(l) other unsecured Indebtedness incurred after the Second Amendment Closing Date in an aggregate principal amount at any time outstanding not exceeding the greater of $~~150,000,000~~352,350,000 and ~~30~~45% of EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b);

(m) Indebtedness constituting Permitted Convertible Indebtedness;

(n) Indebtedness in connection with any Qualified Securitization Facility, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(n) incurred after the Second Amendment Closing Date , would not exceed the greater of (x)  $~~100,000,000~~156,600,000 and (y) 20% of EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) above;

(o) Guarantees in the ordinary course of business (x) consisting of customary trade arrangements with customers and (y) in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors or suppliers, in each case, not to exceed $25,000,000 at any time outstanding;

(p) Indebtedness of the Borrower in respect of the Senior Unsecured Notes and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(q) unsecured Guarantee of any Subsidiary of the Borrower in respect of the Senior Unsecured Notes;

(r) unsecured Indebtedness of the Borrower or any Subsidiary; provided that after giving effect to the incurrence of such Indebtedness on a pro forma basis, the Net Leverage Ratio is equal to or less than 3.25 to 1.00; ~~and~~

(s) Indebtedness in connection with Sale and Leaseback Transactions, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(s) incurred after the Second Amendment Closing Date, would not exceed the greater of (x) $~~250,000,000~~391,500,000 and (y) 50% of EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f)  above~~.~~; and

(t) (i) Indebtedness in connection with any ordinary course treasury financing financings, including receivable facilities, supplier finance, payable finance, reverse factoring, dynamic discounting and other substantially similar financing arrangements in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t) incurred after the Second Amendment Closing Date, would not exceed the greater of $225,000,000 and 30% of EBITDA for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b).

Section 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Loan Party; provided that such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, such Lien shall not apply to any other property or assets of the Loan Party and such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that such security interests secure Indebtedness permitted by clause (e) of Section 6.01, such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens securing obligations in respect of commercial or trade-related Letters of Credit as provided for hereunder and covering the goods (or the documents of title in respect of such goods) financed by such Letters of Credit together with the proceeds and products thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens to secure Indebtedness permitted by clause (s) of Section 6.01;

(h) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i) Liens to secure Indebtedness permitted by clause (k) of Section 6.01;

(j) Liens created pursuant to any Loan Document; and

(k) Liens on accounts receivable, Securitization Assets and related assets (including Equity Interests of Securitization Subsidiaries) incurred in connection with a Qualified Securitization Facility.

(l) Liens to secure Indebtedness permitted by clause (t) of Section 6.01.

Section 6.03. Fundamental Changes.

(a) No Loan Party will, nor will it permit~~,~~ any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing. Borrower and its Subsidiaries may enter into a Permitted Acquisition, any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, any Loan Party (other than the Borrower) may merge into any other Loan Party, any Subsidiary may merge into any other Loan Party in a transaction in which the Loan Party is the surviving entity, any Subsidiary may merge into any other Subsidiary and any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses substantially similar, related, incidental or complementary thereto or useful in the operation of the businesses of the Borrower and its Subsidiaries. For the avoidance of doubt, Borrower’s issuance and performance of any Permitted Convertible Indebtedness, and entry into and performance of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, shall not be deemed to be engaging in any such other businesses.

(c) No Loan Party will, nor will it permit any Subsidiary to change its fiscal year or any fiscal quarter from the basis in effect on the Effective Date.

Section 6.04. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.05), except:

(a) sales, transfers and Dispositions of (i) Inventory in the ordinary course of business, (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, (iii) nonexclusive licenses of intellectual property in the ordinary course of business, (iv) leases by the Borrower and the Subsidiaries of intellectual property to other Persons, in accordance with normal industry practice and (v) sales of real property and related personal property and fixtures for fair market value to the extent Borrower has determined such assets are no longer useful in the ordinary course of its business;

(b) sales, transfers and Dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.10;

(c) sales, transfers and Dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and Dispositions of Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.05;

(e) Sale and Leaseback Transactions permitted or not restricted by Section 6.07;

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g) sales of any Securitization Assets pursuant to a Qualified Securitization Facility;

(h) sales of real property for fair value and for at least 75% cash or cash equivalent consideration; and

(i) sales, transfers and other Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of and in reliance upon this paragraph (~~h~~i) after the Second Amendment Closing Date shall not exceed the greater of $~~100,000,000~~156,600,000 and 20% of EBITDA (for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a)) during any fiscal year of the Borrower;

Notwithstanding the foregoing, (A) this Section 6.04 shall not preclude (w) the sale of any Permitted Convertible Indebtedness by the Borrower, (x) the sale of any Permitted Warrant Transaction by the Borrower, (y) the disposition of any Permitted Bond Hedge Transaction by the Borrower or (z) the performance by Borrower of its obligations under any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction and (B) no Loan Party may Dispose of (including by granting an exclusive license in) any Material Intellectual Property owned by such Loan Party to any Subsidiary that is not a Loan Party.

Section 6.05. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through the purchase of assets, merger or otherwise), or make a capital contribution (each, an “Investment”), except, and in each case as measured on a cost basis:

(a) Permitted Investments;

(b) Investments in existence on the ~~First~~Second Amendment ~~Effective~~Closing Date and/or as provided in writing prior to the ~~First~~Second Amendment ~~Effective~~Closing Date to the Lenders and set forth in Schedule 6.05, together with any amendments, modifications, conversions or supplements subsequent to the date hereof that do not increase the amount of such Investment (it being understood that any prospective Investments set forth in Schedule 6.05 that have not been consummated by the date that is ~~90~~105 days after the ~~First~~Second Amendment ~~Effective~~Closing Date shall be deemed removed from Schedule 6.05 and shall not be permitted by operation of this clause (b) of Section 6.05);

(c) Investments by the Borrower or any Subsidiary in the Borrower or any other Subsidiary;

(d) [reserved];

(e) [reserved];

(f) [reserved];

(g) [reserved];

(h) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding;

(i) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(j) Investments in the form of Swap Agreements permitted by Section 6.08;

(k) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition), so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(l) Investments received in connection with the disposition of assets permitted by Section 6.04;

(m) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(n) Permitted Acquisitions;

(o) any Investments in any other Person received as non-cash consideration for sales, transfers, leases and other dispositions permitted by Section 6.03 or 6.04;

(p) extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;

(q) investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(r) the licensing from other Persons by the Borrower and the Subsidiaries of intellectual property in accordance with normal industry practice; provided that if such licensing involves the effective acquisition of any business of another Person it must be otherwise permitted by this Section 6.05;

(s) any Investment so long as (i) after giving effect to any such Investment, the Borrower’s Net Leverage Ratio is no greater than 3.50 to 1.00 and (ii) before and immediately after giving effect to any such Investment, no Event of Default has occurred and is continuing or would result therefrom;

(t) any Investment (including strategic investments) after the Second Amendment Closing Date in an aggregate principal amount not to exceed the greater of $~~300,000,000~~469,800,000 and 60% of EBITDA (for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a)) at any time outstanding from and after the First Amendment Effective Date;

(u) the purchase of any Permitted Bond Hedge Transaction by the Borrower and the performance of its obligations thereunder;

(v) any Investment (or portion thereof) made with the Borrower’s common stock;

(w) Investments in an aggregate amount not to exceed the Available Amount so long as before and immediately after giving effect to any such investment, no Event of Default has occurred and is continuing or would result therefrom;

(x) minority equity Investments (including the option to purchase Equity Interests of a Person in connection with such minority equity Investments) so long as, after giving effect to any such Investment, on a pro forma basis, the Borrower is in compliance with each of the financial covenants set forth in Section 6.13.

Notwithstanding the foregoing, no Loan Party may make any Investment of (including by granting an exclusive license in) any Material Intellectual Property owned by such Loan Party in any Subsidiary that is not a Loan Party.

Section 6.06. [Reserved].

Section 6.07. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any Sale and Leaseback Transaction pursuant to which any associated Indebtedness and Liens are permitted to be incurred pursuant to Sections 6.01(s) and 6.02(g), respectively; provided that this Section 6.07 shall not restrict any Sale and Leaseback Transaction with respect to any Loan Party’s real property.

Section 6.08. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

Section 6.09. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) Borrower may issue and permit the exercise of employee, director and consultant stock options and restricted stock, restricted stock units or other awards to employees, directors and consultants in the ordinary course of the Borrower’s business, (iv) the Borrower may make repurchases of common shares of its capital stock for cash consideration in an aggregate amount, that after the Second Amendment Closing Date does not to exceed the greater of $~~100,000,000~~156,600,000 and 20% of EBITDA (for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a)) during the term of this Agreement so long as both before and after given effect to such repurchase, Borrower is in compliance with all terms and conditions of this Agreement; (v) the Loan Parties and any Subsidiary may make a Restricted Payment so long as (1) both before and immediately after giving effect to any such Restricted Payment, (x) no Event of Default has occurred and is continuing or would result therefrom, (y) the Net Leverage Ratio is equal to or less than 2.75 to 1.00 calculated on a pro forma basis using (I) Consolidated Total Indebtedness as of such day and (II) EBITDA for the period of four consecutive fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b) and (2) the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying as to each of the requirements set forth in this Section 6.09 and (vi) the Loan Parties and any Subsidiary may make a Restricted Payment in an aggregate amount not to exceed the Available Amount so long as before and immediately after giving effect to any such Restricted Payment, no Event of Default has occurred and is continuing or would result therefrom.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.04; and

(v) payments ~~of the Axon 2027 Convertible Senior Notes in excess of the principal amount of the Axon 2027 Convertible Senior Notes,~~on any Permitted Convertible Indebtedness paid after the Second Amendment Closing Date in an aggregate amount not to exceed the greater of $~~150,000,000~~234,900,000 and 30% EBITDA (for the period of four consecutive fiscal quarters then ended for which financial statements have been delivered pursuant to Section 5.01(a)) during the term of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, the Borrower may make any payments and/or deliveries required or permitted by the terms of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof); and

(d) Notwithstanding anything to the contrary contained herein, the Borrower may make any payments and/or deliveries required or permitted by the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation~~,~~ (i) making payments of interest and principal thereon, making payments due upon required repurchase thereof in connection with a “fundamental change,”or otherwise pursuant to the right of holders to require Borrower to repurchase such Indebtedness no earlier than 6 months prior to the stated maturity thereof (solely in the case of the Axon 2031 Convertible Senior Notes) and/or making payments and deliveries due upon conversion thereof that ~~is required~~are permitted pursuant to ~~that~~those certain Indentures respectively governing the Axon ~~2027~~ 2031 Convertible Senior Notes and any other Indebtedness constituting Permitted Convertible Indebtedness (it being understood that, in respect of any such notes subject to conversion, the cash payment permitted under the applicable Indenture shall not exceed the principal amount of the notes being so converted, and with respect to the payments due upon the rights of holders to optionally require the Borrower to repurchase the Axon 2031 Convertible Senior Notes, ~~or~~(x) if an Axon 2031 Convertible Put Share Settlement Notice has been delivered, such payment shall be consistent with such Axon 2031 Convertible Put Share Settlement Notice and (y) if no Axon 2031 Convertible Put Share Settlement Notice is delivered, any cash payment shall be subject to the requirements of Section 6.09(b), and any non-cash payments shall be permitted) or (ii) making payments of interest and principal thereon pursuant to any exchange, repurchase, subscription or other agreements, confirmations or other documents entered into in connection with the exchange, repurchase or other repayment of any Permitted Convertible Indebtedness).

Section 6.10. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, transactions between or among any Loan Parties and any Subsidiary not involving any other Affiliate, (c) any investment permitted by Sections 6.05(c) through 6.05(g), (d) any Indebtedness permitted under Section 6.01(c) or 6.01(d), (e) any Restricted Payment permitted by Section 6.09, (f) loans or advances to employees permitted under Section 6.05(h), (g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Board of Directors.

Section 6.11. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by this Agreement, the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.11 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clause (a) of the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Borrower or any Subsidiary of such Person after the date hereof; provided that such agreements exist at the time such Person becomes a Subsidiary or such agreements are assumed and are not created in contemplation of or in connection with such Person becoming a Subsidiary or the agreements being assumed.

Section 6.12. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to (a) amend, modify or waive any of its rights under any agreement relating to any Subordinated Indebtedness if the effect of such amendment, modification or waiver, together with all other amendments, modifications and/or waivers made, is, in the good faith determination of the Borrower, materially adverse to the interests of the Lenders (in their capacities as such), or (b) amend, modify or waive its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents to prohibit the payment or the performance of the Obligations, restrict its ability to grant a Lien or declare and pay a dividend or distribution if the effect of such amendment, modification or waiver, together with all other amendments, modifications and/or waivers made, is, in the good faith determination of the Borrower, materially adverse to the interests of the Lenders (in their capacities as such).

Section 6.13. Financial Covenants.

(a) Maximum Net Leverage Ratio. The Borrower will not permit the Net Leverage Ratio, determined as of the end of each of its fiscal quarters (commencing with the fiscal quarter ending December 31, 2022) for the period of the then most-recently ended four (4) consecutive fiscal quarters, to exceed 3.50 to 1.00; provided, however, that, at the Borrower’s option and upon notice by the Borrower to the Administrative Agent (which shall furnish a copy thereof to each Lender) at any time prior to the date that is 30 days following the consummation of such Permitted Acquisition, the foregoing threshold shall be 4.50 to 1.00 for any fiscal quarter during which a Permitted Acquisition for consideration in an aggregate amount equal to or greater than $250,000,000 has been consummated (a “Trigger Quarter”) and for each of the three succeeding fiscal quarters ending after such Trigger Quarter, in each case, for all purposes under this Agreement; provided, further, however, that the threshold shall return to 3.50 to 1.00 no later than the last day of the fiscal quarter ending on the last day of the fourth full fiscal quarter after such Trigger Quarter.

(b) Minimum Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio, determined as of the end of each of its fiscal quarters (commencing with the fiscal quarter ending December 31, 2022) for the period of the then most-recently ended four (4) consecutive fiscal quarters, to be less than 3.50 to 1.00.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, with respect to any reimbursement obligation in respect of any LC Disbursement, such failure shall continue unremedied for a period of five Business Days;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable and in the Agreed Currency required hereunder, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower;

(d) any Loan Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence) or Section 5.08, Section 5.09 or in Article 6;

(e) any Loan Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) any Loan Party or any Subsidiary shall fail to pay any principal or interest due in respect of any funded Material Indebtedness when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than (I) (x) the occurrence of any event that permits holders of any Permitted Convertible Indebtedness to convert such Indebtedness or (y) the conversion of any Permitted Convertible Indebtedness, in either case, into common stock of Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), cash or a combination thereof to the extent otherwise permitted under this Agreement, (II) the exercise by Borrower of any redemption right under any Permitted Convertible Indebtedness to the extent otherwise permitted by this Agreement, and (III) (x) (i) the occurrence of any event that permits holders of any Permitted Convertible Indebtedness to require the repurchase of such Permitted Convertible Indebtedness in connection with a “fundamental change” thereunder or (ii) otherwise pursuant to the right of holders to require Borrower to repurchase such Indebtedness no earlier than 6 months prior to the stated maturity thereof, and (y) the exercise by holders of any such right); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.04;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Subsidiary shall voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, file an answer admitting the material allegations of a petition filed against it in any such proceeding, make a general assignment for the benefit of creditors or take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $125,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) [reserved];

(o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08; or

(p) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

Section 7.02. Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Sections 7.01(h) or 7.01(i)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a) terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c) require that the Borrower provide cash collateral as required in Section 2.06(j); and

(d) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law.

If an Event of Default described in Sections 7.01(h) or 7.01(i) occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document including any break funding payment, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.03. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:

(a) all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:

(i) first, to payment or reimbursement of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them and to pay any amounts owing with respect to Swap Agreement Obligations, ratably;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements, to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.03;

(v) fifth, to the payment of any amounts owning with respect to Banking Services Obligations;

(vi) sixth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vii) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and

(b) if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) The Arranger shall have not obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Lender and Issuing Bank whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into any statement, warranty or representation made in or in connection with any Loan Document, the contents of any certificate, report or other document delivered thereunder or in connection therewith, the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent,. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any or Dollar Equivalent.

(c) Without limiting the foregoing, the Administrative Agent may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, may rely on the Register to the extent set forth in Section 9.04(b), may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03. Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.06. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that the Loan Documents set forth the terms of a commercial lending facility, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(i) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iii) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07. [Reserved]

Section 8.08. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it in care of the Borrower at Axon Enterprise, Inc., 17800 N. 85th Street, Scottsdale, AZ 85255, Attention of Legal (Fax No. (480) 905-2027);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group (Fax No. 1 (302) 634-3301);

(iii) if to an Issuing Bank, to it at, in the case of JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, IL 60603-2300, Attention of Trenton Littleton (Fax No. 1 (888) 292-9533, E-mail: jpm.agency.servicing.1@jpmorgan.com and trent.littleton@chase.com);

(iv) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., 10 South Dearborn, Floor L2, Chicago, IL 60603-2300, Attention of Trenton Littleton (Fax No. 1 (888) 292-9533, E-mail: jpm.agency.servicing.1@jpmorgan.com and trent.littleton@chase.com); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(a) Subject to Section 2.14(b) and (c) and Section 9.02(c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall increase the Commitment of any Lender without the written consent of such Lender, reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (A) change Section 2.09(c) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, (B) subordinate in right of payment any of the Obligations owed to the Lenders to any other Indebtedness or (C) if at any time the Obligations owed to the Lenders under the Loan Documents are secured by Liens, subordinate any such Liens (excluding any Liens that the Administrative Agent is authorized to release or subordinate pursuant to the express terms of the Loan Documents) to Liens securing any other Indebtedness, in each case under this clause (iv) without the written consent of each Lender, change the payment waterfall provisions of Section 2.20(b) or Section 7.03 without the written consent of each Lender, release any Guarantor from any Loan Guaranty (except as set forth in Article 10) or limit its liability in respect thereof, without the written consent of each Lender, change the definition of “Alternative Currency”, or change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Banks or the Swingline Lender

hereunder without the prior written consent of the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be; and provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks.

(b) If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 9.03. Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Loan Parties, jointly and severally, shall pay all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A) insurance reviews;

(B) field examinations and the preparation of reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take.

All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18(e).

(b) Limitation of Liability. To the extent permitted by applicable law the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”)

for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to an assignment of all or a portion of the Revolving Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment;

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section and absent manifest error, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged; such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, 2.16 and

2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties and the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the reductions of the Letter of Credit Commitment of any Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process

(a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding (whether in tort, contract, law or equity) may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding (whether in tort, contract, law or equity) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding (whether in tort, contract, law or equity) relating to this Agreement against the Borrower, any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding (whether in tort, contract, law or equity) arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding (whether in tort, contract, law or equity) in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), to the extent required by applicable laws or regulations or by any subpoena or similar legal process, to any other party to this Agreement, in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, with the consent of the Borrower or to the extent such Information becomes publicly available other than as a result of a breach of this Section or becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

Section 9.13. Material Non-Public Information

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lenders holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 9.15. No Fiduciary Duty, etc.

(a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

Section 9.17. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.18. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

ARTICLE 10 LOAN GUARANTY

Section 10.01. Guaranty. Each Guarantor (other than those that have delivered a separate guaranty agreement) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, continuing, absolutely and unconditionally and irrevocably guarantees to the Lender Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations (such costs and expenses, together with the Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

Section 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

Section 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank, or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank, or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

Section 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Obligated Party or any security.

Section 10.05. Rights of Subrogation. No Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.

Section 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Lender Party in its discretion), each Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Guarantors forthwith on demand by the Administrative Agent.

Section 10.07. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 10.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Guarantor. Notwithstanding receipt of any such notice, each Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Section 7.01 hereof as a result of any such notice of termination.

Section 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Issuing Bank or Lender (as the case may be) receives the amount it would have received had no such withholding been made.

Section 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

Section 10.11. Contribution.

(a) To the extent that any Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and the Commitment and all Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Lender, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Guarantors against other Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Lender, of the Commitment and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

Section 10.12. Liability Cumulative. The liability of each Loan Party as a Guarantor under this Article 10 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this

Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.14. Release of Loan Guarantors

(a) To the extent that upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary that is a Guarantor becomes an Excluded Subsidiary or ceases to be a Subsidiary, the Administrative Agent is authorized by the Lender Parties to release the Loan Guaranty provided by such Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; provided that the release of any Guarantor from its obligations under the Loan Documents solely as a result of such Guarantor becoming an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Guarantor becomes such an Excluded Subsidiary pursuant to a transaction with a third party that is not otherwise an Affiliate of the Borrower and such transaction was made for a bona fide business purposes and not for the primary purpose of release the Guaranty of such Guarantor. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Upon full and indefeasible payment in full of all Obligations, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

Section 10.15. Subrogation and Subordination. Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the payments that must be made in order for the Guaranteed Obligations to be fully and indefeasibly paid in cash. If any amount shall be paid to the Borrower or any other Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents.

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Annex C to

Amendment

SCHEDULE 6.05

Existing Investments

[On file with the Administrative Agent]